                                                                  EXHIBIT NO. 12

EARNINGS TO FIXED CHANGES COMPUTATION

                                           1997         1996         1995        1994        1993
                                        ----------   ----------   ----------   ---------   ---------
EARNINGS:
Income before income taxes............  $  477,851   $  387,510   $  304,044   $ 261,340   $ 224,527
Plus:
  Fixed Charges.......................   1,199,730      948,497      800,986     507,940     404,360
Less:
  Capitalized Interest................      (1,732)        (785)      (2,056)       (599)        (82)
Earnings, including interest on
  deposits(a).........................   1,675,849    1,335,222    1,102,974     768,681     628,805
Less:
  Interest on deposits................    (745,122)    (644,613)    (564,064)   (377,643)   (335,708)
Earnings, excluding interest on
  deposits(b).........................     930,727      690,609      538,910     391,038     293,097
Fixed Charges:
  Interest Expense....................   1,186,079      938,194      791,423     501,067     397,743
  Capitalized Interest................       1,732          785        2,056         599          82
  Amortization of debt expenses.......         602          132          190         215         195
  Interest portion of rent expense....      11,317        9,386        7,317       6,059       6,340
                                        ----------   ----------   ----------   ---------   ---------
          Total Fixed Charges(c)......   1,199,730      948,497      800,986     507,940     404,360
Less:
  Interest on deposits................    (745,122)    (664,613)    (564,064)   (377,643)   (335,708)
                                        ----------   ----------   ----------   ---------   ---------
          Total Fixed Charges
            excluding Interest expense
            on deposits(d)............  $  454,608   $  303,884   $  236,922   $ 130,297   $  68,652
                                        ==========   ==========   ==========   =========   =========
Earnings to fixed charges:
  Including interest on
     deposits(a/c)....................  $     1.40   $     1.41   $     1.38   $    1.51   $    1.56
  Excluding interest on
     deposits(b/d)....................  $     2.05   $     2.27   $     2.27   $    3.00   $    4.27

                                       64